CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 140 to the Registration Statement (Form N-1A Nos. 002-88816 and 811-3940) of our report dated February 26, 2018 on the financial statements and financial highlights of Dreyfus Active MidCap Fund (one of the series comprising Strategic Funds, Inc.) (the “Fund”) included in the Fund’s annual report for the fiscal year ended December 31, 2017.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

April 25, 2018